Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

PK Kirk Inc.

We hereby consent to the incorporation by reference our report dated January 29, 2021, with exception of Note 9, for which the date is March 17, 2021, in the Amendment No. 2 to the Registration Statement on Form 1-A, relating to the audit of the balance sheets of PK Kirk Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from August 15, 2019 to December 31, 2019.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

March 26, 2021